Exhibit 5.1

LOEB&LOEB LLP 345 Park Avenue New York, NY 10154	Main212.407.4000 Fax212.407.4990

July 23, 2021

Roth CH Acquisition II Co. 888 San Clemente Drive, Suite 400 Newport Beach, CA 92660

Ladies and Gentlemen:

We have acted as special counsel to Roth CH Acquisition II Co., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1, File No. 333-257610 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the offer and sale from time to time by the selling stockholders named therein of up to (i) 15,000,000 shares (the “PIPE Shares”) of the Company’s common stock, par value $.0001 per share (the “Common Stock”), to be issued pursuant to the terms of those certain subscription agreements (the “Subscription Agreements”) entered into in connection with the Agreement and Plan of Merger, dated as of April 14, 2021 (as amended from time to time, the “Merger Agreement”) by and among the Company, Roth CH II Merger Sub Corp. (“Merger Sub Corp”) and Reservoir Holdings, Inc. (“Reservoir”), and (ii) 44,714,705 shares of Common Stock (the “Merger Consideration Shares” and, together with the PIPE Shares, the “Shares”) to be issued pursuant to the Merger Agreement upon the merger of Merger Sub with and into Reservoir.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

We are of the opinion that, upon the issuance of the PIPE Shares in accordance with the Subscription Agreements and the Merger Consideration Shares in accordance with the Merger Agreement, as the case may be, such Shares will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations

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July 23, 2021 Page 2

of the Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,
/s/ Loeb & Loeb LLP

Loeb & Loeb LLP